Exhibit 99.1

Pacific Drilling Announces Receipt of Notice of Noncompliance from the

New York Stock Exchange

LUXEMBOURG, April 10, 2020 — On April  7, 2020, Pacific Drilling S.A. (NYSE: PACD) (“Pacific Drilling” or the “Company”) received notice from the New York Stock Exchange (the “NYSE”) stating that the Company does not currently satisfy the minimum share price standard for continued listing of the Company’s common shares. Specifically, on April 6, 2020, the 30-trading-day average closing price per share of the Company’s common shares was below $1.00, the minimum average share price required for continued listing on the NYSE under Section 802.01C of the NYSE Listed Company Manual.

Under NYSE rules, the Company has six months following receipt of the notification to regain compliance with this continued listing standard and avoid delisting.    As required by NYSE rules, the Company will notify the NYSE that it intends to cure the share price deficiency and is considering all available options to return to compliance.  The Company can regain compliance at any time during the six-month cure period if on the last trading day of any calendar month during the cure period the Company has a closing share price of at least $1.00 and an average closing share price of at least $1.00 over the 30 trading-day period ending on the last trading day of that month. If at the expiration of the cure period (October 7, 2020), both a $1.00 closing share price on the last trading day of the cure period and a $1.00 average closing share price over the 30 trading-day period ending on the last trading day of the cure period are not attained, the NYSE will commence suspension and delisting procedures.

The Company’s common shares continue to be listed and to trade on the NYSE, subject to the Company’s  compliance with other NYSE continued listing requirements. The Company’s common shares will continue to trade under the symbol “PACD” but will have an added designation of “.BC” to indicate the status of the common shares as “below compliance.”  The NYSE notification does not affect the Company’s Securities and Exchange Commission reporting requirements. The Company’s receipt of this notification did not affect any of the Company’s existing contractual or debt obligations.

About Pacific Drilling

With its best-in-class drillships and highly experienced team, Pacific Drilling is committed to exceeding our customers’ expectations by delivering the safest, most efficient and reliable deepwater drilling services in the industry. Pacific Drilling’s fleet of seven drillships represents one of the youngest and most technologically advanced fleets in the world. Pacific Drilling has principal offices in Luxembourg and Houston. For more information about Pacific Drilling, including our current Fleet Status, please visit our website at www.pacificdrilling.com.

Forward-Looking Statements

Certain statements and information contained in this press release constitute “forward-looking statements” within the meaning of the safe harbor provisions of the Private Securities Litigation Reform Act of 1995, and are generally identifiable by their use of words such as “anticipate,” “believe,” “could,” “estimate,” “expect,” “forecast,” “intend,” “our ability to,” “may,” “plan,” “potential,” “predict,” “project,” “projected,” “should,”

“will,” “would”, or other similar words which are not generally historical in nature. The forward-looking statements speak only as of the date hereof, and we undertake no obligation to publicly update or revise any forward-looking statements after the date they are made, whether as a result of new information, future events or otherwise.

Our forward-looking statements express our current expectations or forecasts of possible future results or events, including future financial and operational performance and cash balances; revenue efficiency levels; market outlook; forecasts of trends; future client contract opportunities; future contract dayrates; our business strategies and plans or objectives of management; estimated duration of client contracts; backlog; expected capital expenditures; projected costs and savings; expectations regarding our two subsidiaries’ application to appeal the arbitration award against them related to the drillship known as the Pacific Zonda in favor of SHI, the outcome of such subsidiaries’ ongoing bankruptcy proceedings and the potential impact of the Tribunal’s decision on our future operations, financial position, results of operations and liquidity.

Although we believe that the assumptions and expectations reflected in our forward-looking statements are reasonable and made in good faith, these statements are not guarantees, and actual future results may differ materially due to a variety of factors. These statements are subject to a number of risks and uncertainties and are based on a number of judgments and assumptions as of the date such statements are made about future events, many of which are beyond our control. Actual events and results may differ materially from those anticipated, estimated, projected or implied by us in such statements due to a variety of factors, including if one or more of these risks or uncertainties materialize, or if our underlying assumptions prove incorrect.

Important factors that could cause actual results to differ materially from our expectations include: evolving risks from the coronavirus outbreak and resulting significant disruption in international economies, and international financial and oil markets, including a substantial decline in the price of oil during 2020; the global oil and gas market and its impact on demand for our services; the offshore drilling market, including changes in capital expenditures by our clients; changes in worldwide oil and gas supply and demand; rig availability and supply and demand for high-specification drillships and other drilling rigs competing with our fleet; our ability to enter into and negotiate favorable terms for new drilling contracts or extensions; our ability to successfully negotiate and consummate definitive contracts and satisfy other customary conditions with respect to letters of intent and letters of award that we receive for our drillships; actual contract commencement dates; possible cancellation, renegotiation, termination or suspension of drilling contracts as a result of mechanical difficulties, performance, market changes or other reasons; costs related to stacking of rigs and costs to reactivate a stacked rig; downtime and other risks associated with offshore rig operations, including unscheduled repairs or maintenance, relocations, severe weather or hurricanes or accidents; our small fleet and reliance on a limited number of clients; the risks of litigation in foreign jurisdictions and delays caused by third parties in connection with such litigation; the outcome of our two subsidiaries’ bankruptcy proceedings and any actions that SHI or others may take in the bankruptcy or other proceedings against the Company and its subsidiaries; the risk that our common shares could be delisted from trading on the New York Stock Exchange; and the other risk factors described in our 2019 Annual Report on Form 10-K filed with the Securities and Exchange Commission on March 12, 2020 and our Reports on Form 8-K. These documents are available through our website at www.pacificdrilling.com or through the SEC’s website at www.sec.gov.

Investor Contact:	James Harris
Pacific Drilling S.A.
+713 334 6662
Investor@pacificdrilling.com

Media Contact:	Amy L. Roddy
Pacific Drilling S.A.
+713 334 6662
Media@pacificdrilling.com

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